Registration Statement No. 333-134553

Dated April 1, 2008

Rule 424(b)(2)

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$4,102,500.00	$161.23

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,119,237.53 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $161.23 is offset against the registration fee due for this offering and of which $1,119,076.30 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006

prospectus supplement dated May 30, 2006

underlying supplement no. 1190 dated March 5, 2008

product supplement no. 730-I dated March 5, 2008

MTNI771)

Return Optimization Securities

Linked to a Basket of Global Indices

Enhanced Return Strategies For Moderate-Return Environments

Lehman Brothers Holdings Inc. $4,102,500 Notes Linked to a Basket of Global Indices due October 6, 2009

Investment Description

These Return Optimization Securities Linked to a Basket of Global Indices (the “Notes”) provide potential enhanced returns based on the positive performance of a basket composed of five global equity indices: the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE Index®, the Dow Jones EURO STOXX 50® Index and the NASDAQ-100 Index®. The Notes are designed to enhance returns in a moderate-return environment – meaning an environment in which stocks generally experience no more than moderate appreciation. If the Basket Return is positive, at the maturity of the Notes you will receive your principal plus a return equaling 300% of the Basket Return, up to the Maximum Gain, providing you with an opportunity to outperform the Basket Return. If the Basket Return is negative, at maturity of the Notes you will receive your principal reduced by a percentage equal to the absolute value of the Basket Return. Investing in the Notes is subject to significant risks, including potential loss of principal, and a capped appreciation at maturity.

Features

❑	Growth Potential: Enhanced returns linked to the positive performance of a basket of global indices up to the Maximum Gain

❑	Diversification: Investors can diversify in an investment linked to a basket of global indices.

❑	Direct Foreign Currency Exposure: Limited direct exposure to fluctuations in foreign exchange rates.

Key Dates

Trade Date	April 1, 2008
Settlement Date	April 4, 2008
Final Valuation Date*	October 1, 2009
Maturity Date*	October 6, 2009

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 730-I.

Security Offerings

We are offering Return Optimization Securities Linked to a Basket of Global Indices. The Notes are linked to a basket of indices (the “Basket”) consisting of the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE Index®, the Dow Jones EURO STOXX 50® Index and the NASDAQ-100 Index® (each, a “Basket Index” and, collectively, the “Basket Indices”). The return on the Notes is subject to, and will not exceed, the Maximum Gain of 24.6%. The Notes are offered at a minimum investment of $1,000.

Basket Index Starting Levels[1]					Maximum Gain	CUSIP	ISIN
SPX	RTY	MXEA	SX5E	NDX
1,370.18	710.65	2,057.04	3,753.55	1,855.48	24.6%	52522L848	US52522L8485

[1]	SPX, RTY, MXEA, SX5E and NDX represent the S&P 500® Index, the Russell® 2000 Index, the MSCI EAFE Index®, the Dow Jones EURO STOXX 50® Index and the NASDAQ -100 Index®, respectively.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 730-I dated March 5, 2008 underlying supplement no. 1190 dated March 5, 2008 and this pricing supplement. See “Key Risks” on page 6, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 730-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1190 for risks related to the Basket Indices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 730-I, underlying supplement no. 1190 or any other related prospectus supplements, or any other relevant pricing supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.175	$9.825
Total	$4,102,500.00	$71,793.75	$4,030,706.25

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 730-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1190 (which describes the Basket Indices, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 730-I, underlying supplement no. 1190, this pricing supplement, any other relevant terms supplement and any other relevant free writing prospectus for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 730-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 730-I and “Risk Factors” in the accompanying underlying supplement no. 1190, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 730-I dated March 5, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508046682/d424b2.htm

♦	Underlying supplement no. 1190 dated March 5, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508046540/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities Linked to a Basket of Global Indices that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You believe that the Basket will appreciate moderately—meaning that you believe the Basket will appreciate over the term of the Notes and that such appreciation, as leveraged by the Leverage Factor, is unlikely to exceed the indicative Maximum Gain at maturity

♦	You are willing to risk losing some or all of your investment

♦	You are willing to hold the Notes to maturity

♦	You do not seek current income from this investment

♦	You are willing to invest in the Notes based on the Maximum Gain of 24.6%

♦	You seek an investment with a return linked to the performance of the Basket and exposure to U.S. and global developed markets

♦	You are willing to invest in securities for which there may be little or no secondary market

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to U.S. and global developed markets

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment whose return is not subject to a cap that is equivalent to the Maximum Gain of 24.6%

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You seek an investment that offers principal protection when the Notes are held to maturity

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5, “Risk Factors” in product supplement no. 730-I, underlying supplement no. 1190 and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	18 months

Basket

The Notes are linked to a basket consisting of the S&P 500® Index (SPX), the Russell 2000® Index (RTY), the MSCI EAFE Index® (MXEA), the Dow Jones EURO STOXX 50® Index (SX5E) and the NASDAQ-100 Index® (NDX) (each, a “Basket Index” and, collectively, the “Basket Indices”).

Index Weightings	S&P 500® Index	40%
	Russell 2000® Index	20%
	MSCI EAFE Index®	20%
	Dow Jones EURO STOXX 50® Index	10%
	NASDAQ-100 Index®	10%

Leverage Factor	3

Principal Protection	None. You may lose the entire principal amount of your investment.

Payment at Maturity (per $10)

If the Basket Return (as defined below) is positive, you will receive a cash payment, per $10 principal amount Note, equal to:

$10 + ($10 × Leverage Factor × Basket Return);

provided, however, that in no event will you receive an amount greater than $10 + ($10 × the Maximum Gain).

If the Basket Return is less than or equal to 0%, you will receive a cash payment, per $10 principal amount Note, equal to:

$10 + ($10 × Basket Return)

In this scenario, you could lose some or all of your principal, depending on how much the Basket declines.

Basket Return	Basket Ending Level - Basket Starting Level
Basket Starting Level

Maximum Gain	24.6%

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 × [1+ (the S&P 500® Index Return × 40%) + (the Russell 2000® Index Return × 20%) + (the MSCI EAFE Index® Return × 20%) + (the Dow Jones EURO STOXX 50® Index Return × 10%) + (the NASDAQ-100 Index® Return × 10%)]

The “S&P 500® Index Return,” the “Russell 2000® Index Return,” the “MSCI EAFE Index® Return,” the “Dow Jones EURO STOXX 50® Index Return” and the “NASDAQ-100 Index® Return” are the performance of the respective Basket Indices, calculated, in each case, as the percentage change from the related index closing level on the Trade Date to the related index closing level on the Final Valuation Date. See the definition of Basket Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement
no. 730-I.

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Leverage Factor of 3, the Maximum Gain of 24.6% and assume a range of Basket Returns from +40% to -40%.

Example 1—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 105. Because the Basket Ending Level is 105 and the Basket Starting Level is 100, the Basket Return is 5%, calculated as follows:

(105 – 100)/100 = 5%

Because the Basket Return is 5%, the Payment at Maturity is equal to $11.50 per $10 principal amount Note calculated as follows:

$10 + ($10 × 3 × 5%) = $11.50

Example 2—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 115. Because the Basket Ending Level is 115 and the Basket Starting Level is 100, the Basket Return is 15%, calculated as follows:

(115 – 100)/100 = 15%

Because the Basket Return is 15% and the Leverage Factor is 3, the return on the Notes would be equal to 45%, but it is subject to the Maximum Gain of 24.6%. Therefore, the Payment at Maturity is equal to $12.46 per $10 principal amount Note, calculated as follows:

$10 + ($10 × 24.6%) = $12.46

Example 3—The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10%, calculated as follows:

(90 – 100)/100 = -10%

Because the Basket Return is -10%, the Payment at Maturity is equal to $9.00 per $10 principal amount Note calculated as follows:

$10 + ($10 × -10%) = $9.00

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a Note as a cash-settled financial contract for U.S. federal income tax purposes.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 730-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 730-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the stocks included in the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 730-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1190. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Potentially Full Market Risk; You May Lose Some or All of Your Principal: The return on the Notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive. If the Basket Ending Level is less than the Basket Starting Level, you will lose 1% of your principal for every 1% of the amount by which the Basket Ending Level is less than the Basket Starting Level. YOU MAY LOSE THE ENTIRE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

♦	Maximum Gain: An investment in the Basket may exceed the Maximum Gain of 24.6%. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM GAIN.

♦

Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a weighted basket composed of the Basket Indices. At a time when the level of one or more of the other Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of one or more of the other Basket Indices.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar, But the Notes Will Have Some Exposure to Exchange Rate Fluctuations: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. However, because one of the Basket Indices (the MSCI EAFE Index®)—but not its component stocks—is denominated in U.S. dollars, you will have foreign currency exposure with respect to that Basket Index, and the value of your Notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which such component stocks are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, the value of your Notes may increase or decrease at maturity.

♦

Non-U.S. Securities Markets Risks: The stocks included in the Dow Jones EURO STOXX 50® Index and the MSCI EAFE Index® are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. This may have a negative impact on the performance of the Notes.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc., and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.175 per $10 principal amount Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We are One of the Companies that Make up the S&P 500® Index: We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket and, Consequently, the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with an investment position in the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE Index®, the Dow Jones EURO STOXX 50® Index and the NASDAQ-100 Index®. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with an investment position in the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE Index®, the Dow Jones EURO STOXX 50® Index and the NASDAQ-100 Index®. Investors should make their own independent investigation of the merits of investing in the Notes.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 730-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holding Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from April 1, 1998 to April 1, 2008, if the level of the Basket was made to equal 100 on April 1, 2008. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Indices and (ii) the Index Weightings indicated under “Final Terms” above. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Indices should be taken as indications of future performance.

Source: Lehman Brothers Inc.

S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 1190 under the heading “The S&P 500® Index”, the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The ten main sectors of companies comprising the S&P 500® Index, along with the number of companies included in each group as of March 31, 2008 are indicated below: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from April 1, 1998 to April 1, 2008. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on April 1, 2008 was 1,370.18.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-6 of underlying supplement no. 1190. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Russell 2000® Index

The Russell 2000® Index is calculated, maintained, published and disseminated by Russell Investment Group (“Russell”). As discussed more fully in underlying supplement no. 1190 under the heading “The Russell 2000® Index”, the Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The 2,000 stocks included in the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. A current list of the issuers that comprise the Russell 2000® Index is available on the Russell website at www.russell.com.

You can obtain the level of the Russell 2000® Index at any time from the Bloomberg Financial Markets page “RTY <Index> <GO>“ or from the Russell website at www.russell.com.

The graph below illustrates the performance of the Russell 2000® Index from April 1, 1998 to April 1, 2008. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Russell 2000® Index closing level on April 1, 2008 was 710.65.

The information on the Russell 2000® Index provided in this document should be read together with the discussion under the heading “The Russell 2000® Index” beginning on page US-11 of underlying supplement no. 1190. Information contained in the Russell website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

MSCI EAFE Index®

The MSCI EAFE Index® is published by Morgan Stanley Capital International Inc. (“MSCI”). As discussed more fully in underlying supplement no. 1190 under the heading “The MSCI EAFE Index®”, the MSCI EAFE Index® is intended to provide a performance benchmark for selected developed equity markets in Europe, Asia, Australia and the Far East. The calculation of the value of the MSCI EAFE Index® is a free float weighted average of the U.S. dollar values of all the equity securities constituting the MSCI indices for 21 selected countries. As of February 29, 2008, the identity and country weight of the five largest countries represented in the Index are as follows: United Kingdom (21.97%), Japan (20.83%), France (10.50%), Germany (8.94%) and Switzerland (7.04%).

You can obtain the level of the MSCI EAFE Index® at any time from the Bloomberg Financial Markets page “MXEA <Index> <GO>“ or from the MSCI website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI EAFE Index® from April 1, 1998 to April 1, 2008. The historical levels of the MSCI EAFE Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI EAFE Index® closing level on April 1, 2008 was 2,057.04.

The information on the MSCI EAFE Index® provided in this document should be read together with the discussion under the heading “The MSCI EAFE Index®” beginning on page US-17 of underlying supplement no. 1190. Information contained in the MSCI Barra website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange AG. As discussed more fully in underlying supplement no. 1190 under the heading “The Dow Jones EURO STOXX 50® Index”, the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from April 1, 1998 to April 1, 2008. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on April 1, 2008 was 3,753.55.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-23 of underlying supplement no. 1190. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

NASDAQ-100 Index®

The NASDAQ-100 Index® is calculated, maintained, published and disseminated by the Nasdaq Stock Market, Inc. (“Nasdaq”) As discussed more fully in underlying supplement no. 1190 under the heading “The NASDAQ -100 Index®”, the NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on the Nasdaq Global Market or Nasdaq Global Select Market tiers of the Nasdaq. A current list of the stocks that comprise the NASDAQ-100 Index® is available on the Nasdaq website at www.nasdaq.com.

You can obtain the level of the NASDAQ-100 Index® at any time from the Bloomberg Financial Markets page “NDX <Index> <GO>“ or from the Nasdaq website at www.nasdaq.com.

The graph below illustrates the performance of the NASDAQ-100 Index® from April 1, 1998 to April 1, 2008. The historical levels of the NASDAQ-100 Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The NASDAQ-100 Index® closing level on April 1, 2008 was 1,855.48.

The information on the NASDAQ-100 Index® provided in this document should be read together with the discussion under the heading “The NASDAQ-100 Index®” beginning on page US-28 of underlying supplement no. 1190. Information contained in the Nasdaq website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.